Exhibit 99.1

LES WEXNER TO ASSUME LEADERSHIP OF VICTORIA’S SECRET AFTER RESIGNATION OF CEO SHAREN JESTER TURNEY

Columbus, Ohio (Feb. 12, 2016) — L Brands, Inc. (NYSE: LB) today announced that Victoria’s Secret CEO Sharen Jester Turney has made the decision to resign. Turney has been with the company for nearly 16 years, joining as President and CEO of Victoria’s Secret Direct in 2000 and assuming responsibility for the brand as CEO in 2006. Leslie H. Wexner, Chairman and CEO of L Brands, will assume leadership of Victoria’s Secret. Turney will continue to serve as an advisor to the business.

“We are very grateful to Sharen for her leadership and all that she has accomplished; Victoria’s Secret sales have increased more than 70 percent to $7.7 billion and profit has increased substantially during her nine years as CEO. While she will be missed, we support her in her choice and wish her well,” said Wexner. “We have strong confidence in the strength of the brand and our growth opportunities, and I look forward to taking on a more active role and working with the talented leadership team at Victoria’s Secret.”

Turney stated, “After 16 years and a record fourth quarter at Victoria’s Secret, I have decided to prioritize my family and my personal life and consider what’s next for me professionally. My years with Victoria’s Secret have been the most exciting and rewarding years of my career. I leave the Victoria’s Secret business well-positioned for the next chapter of growth … a strong brand with great momentum. I take great satisfaction and pride in what our team has accomplished, including tremendous growth and the development of a world-class team.”

ABOUT L BRANDS:

L Brands, through Victoria’s Secret, PINK, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 3,005 company-owned specialty stores in the United States, Canada and the United Kingdom, and its brands are sold in more than 700 additional noncompany-owned locations worldwide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

ABOUT VICTORIA’S SECRET:

Victoria's Secret is the leading specialty retailer of lingerie and beauty products with modern fashion-inspired collections and prestige fragrances, celebrated Supermodels and world-famous runway shows. A business of L Brands (NYSE:LB), its more than 1,000 Victoria's Secret Lingerie and Beauty stores, www.VictoriasSecret.com and the catalogue allow customers to shop the brand anywhere and any time.

For further information, please contact:

L Brands
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@lb.com	communications@lb.com